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FOR RELEASE:
         6:00 A.M., C.S.T., Friday, October 1, 1999

CONTACT:
         David L. Omachinski
         OshKosh B'Gosh, Inc.
         920/232-4140

OSHKOSH B'GOSH, INC. ANNOUNCES SELF-TENDER FOR UP TO 4.5 MILLION
SHARES OF CLASS A COMMON STOCK AND UP TO 100,000 SHARES OF CLASS
B COMMON STOCK

OSHKOSH, WISCONSIN-(PR NEWSWIRE) OCTOBER 1, 1999 -- OshKosh B'Gosh, Inc. (Nasdaq
OTC: GOSHA), a Delaware corporation, announced today that its board of directors has authorized the Company to repurchase shares of its common stock pursuant to a "dutch auction" self-tender offer. The self-tender will be for up to 4.5 million shares of the Company's Class A Common Stock and up to 100,000 shares of its Class B Common Stock. The tender offer price will be determined separately for each class and will range from $18.50 to $21.00 per share in cash, subject to market and other customary conditions. The tender offer is expected to commence on Monday, October 4, 1999, and expire at 12:00 Midnight, Eastern Time, on Tuesday, November 2, 1999, unless extended. On September 30, 1999, OshKosh Class A Common Stock was last traded at $15 31/32.

The tender offer will be subject to various terms and conditions described in the tender offer materials to be distributed to shareholders. Under the terms of the tender offer, OshKosh shareholders will be given the opportunity to specify prices within the Company's stated price range at which they are willing to sell their shares. Upon receipt of tenders, OshKosh will determine a final Class A Purchase Price that enables it to purchase up to 4.5 million Class A Shares from those shareholders who agreed to sell at or below the selected Class A Purchase Price, and a final Class B Purchase Price that enables it to purchase up to 100,000 Class B Shares from those shareholders who agreed to sell at or below the selected Class B Purchase Price. All shares of either class that are purchased will be purchased at the determined price for that class. If more than
4.5 million Class A Shares are tendered at or below the Class A Purchase Price or more than 100,000 Class B Shares are tendered at or below the Class B Purchase Price, there will be a proration for the applicable class unless OshKosh elects (in its sole discretion) to purchase the excess.

The Offer is not contingent upon any minimum number of shares being tendered. As of September 30, 1999, OshKosh had 14,022,481 shares of Class A Common Stock and 2,248,218 shares of Class B Common Stock outstanding. The Class A Common Stock is listed on the Nasdaq National Market under the symbol "GOSHA." The Class B Common Stock is not listed or traded on any exchange. The Class B Common Stock is convertible into Class A Common Stock on a share for share basis at the shareholder's option. The Company intends to finance the tender offer primarily through borrowings under a new loan agreement and, to a lesser extent, with available cash from the Company's operations.



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Neither the Company nor its board of directors makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares. Each shareholder must make the decision whether to tender shares and, if so, how many shares and at what price or prices shares should be tendered.

Douglas W. Hyde, Chairman and Chief Executive Officer of OshKosh, commented, "We believe that from a financial and capital structure perspective, using available cash and leveraging our balance sheet to repurchase our shares will result in a more efficient capital structure for the Company and is consistent with our long-term goal of increasing shareholder value. Moving forward, we remain committed to our consumer driven strategy of a strong focus on innovative product design, further development and execution of our sourcing strategy and exploring further brand extension possibilities."

Goldman, Sachs & Co. will serve as the dealer manager for the tender offer.
D. F. King & Co., Inc. will serve as the information agent.






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